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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

 Information to be included in statements filed pursuant to Rules 13d-1(b), (c)
         and (d) and amendments thereto filed pursuant to Rule 13d-2(b)
                             (Amendment No. ______)

                             Harris Interactive Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   414549-105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)
         |_|      Rule 13d-1(c)
         |X|      Rule 13d-1(d)

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--------------------------------------------------------------------------------
CUSIP No.       414549-105
--------------------------------------------------------------------------------

-------------- -----------------------------------------------------------------
     1         NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

                        Gordon S. Black

-------------- -----------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |_|
                                                                         (b) |_|

-------------- -----------------------------------------------------------------
     3         SEC USE ONLY


-------------- -----------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        United States
-------------- -----------------------------------------------------------------
 NUMBER OF                  5     SOLE VOTING POWER

  SHARES                          2,581,156
                       ---------- ----------------------------------------------
BENEFICIALLY                6     SHARED VOTING POWER

 OWNED BY                         414,000
                       ---------- ----------------------------------------------
   EACH                     7     SOLE DISPOSITIVE POWER

 REPORTING                        2,581,156
                       ---------- ----------------------------------------------
  PERSON                    8     SHARED DISPOSITIVE POWER

   WITH                           414,000
-------------- -----------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        2,995,156

-------------- -----------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                        |_|

-------------- -----------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                            5.7%
-------------- -----------------------------------------------------------------
    12         TYPE OF REPORTING PERSON

               IN
-------------- -----------------------------------------------------------------

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Item 1(a).        Name of Issuer:

                  Harris Interactive Inc.
                  --------------------------------------------------------------

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  135 Corporate Woods, Rochester, New York 14623
                  --------------------------------------------------------------

Item 2(a).        Name of Person Filing:

                  Gordon S. Black
                  --------------------------------------------------------------

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  135 Corporate Woods, Rochester, New York 14623
                  --------------------------------------------------------------

Item 2(c).        Citizenship:

                  United States
                  --------------------------------------------------------------

Item 2(d).        Title of Class of Securities:

                  Common stock, $.001 par value
                  --------------------------------------------------------------

Item 2(e).        CUSIP Number:

                  414549-105
                  --------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

         (a)   |_|  Broker or dealer registered under Section 15 of the Act.
         (b)   |_|  Bank as defined in Section 3(a)(6) of the Act.
         (c)   |_|  Insurance company as defined in Section 3(a)(19) of the Act.
         (d)   |_|  Investment company registered under Section 8 of the
                    Investment Company Act.
         (e)   |_|  An investment adviser in accordance with
                    Rule 13d-1(b)(1)(ii)(E).
         (f)   |_|  An employee benefit plan or endowment fund in accordance
                    with Rule 13d-1(b)(1)(ii)(F).
         (g)   |_|  A parent holding company or control person, in accordance
                    with Rule 13d-1(b)(1)(ii)(G).
         (h)   |_|  A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act.
         (i)   |_|  A church plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment Company Act.
         (j)   |_|  Group, in accordance with Rule 13-1(b)(1)(ii)(J).

Item 4.  Ownership.

         (a)   Amount beneficially owned:  2,995,156
                                           -------------------------------------
         (b)   Percent of class:  5.7%
                                  ----------------------------------------------
         (c)   Number of shares as to which such person has:
         (i)   Sole power to vote or to direct the vote 2,581,156
                                                        ------------------------
         (ii)  Shared power to vote or to direct the vote 414,000
                                                          ----------------------
         (iii) Sole power to dispose or to direct the disposition of 2,581,156
                                                                     -----------
         (iv) Shared power to dispose or to direct the disposition of 414,000
                                                                      ----------

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Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         Not Applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                            2/14/2002
                                                            --------------------
                                                            (Date)

                                              /s/ Gordon S. Black
                                              ----------------------------------
                                                               (Signature)

                                              Gordon S. Black
                                              --------------------------
                                                               (Name)

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